Exhibit 10.25

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 28, 2010, is made among EQUITY BANCSHARES, INC., a Kansas business corporation (the “Corporation”) with its chief executive offices at Suite 200, 7701 Kellogg Drive, Wichita, KS 67207, and Wolverine Trading Fund A, LLC, with its chief executive offices at 175 W. Jackson Blvd., Suite 200, Chicago, Illinois 60604 (“Purchaser”).

Background:

A. The Corporation is registered as a bank holding company under the provisions of the Bank Holding Company Act of 1954, as amended (the “BHC Act”). Its sole bank subsidiaries are Equity Bank, National Association (“Equity Bank”) and Signature Bank KC (“Signature Bank”) (individually a “Bank” and collectively, the “Banks”), an FDIC-insured, Kansas chartered commercial bank that is not a member of the Federal Reserve System and is wholly owned by the Corporation.

B. The Corporation intends to provide for the issuance and sale by Corporation of not less than $20,000,000 in the “Class A Common Stock” (as defined below) and Class B Common Stock (as defined below) of the Corporation at $10.00 per share, for a total of not less than 2,000,000 shares, including, the purchase by the Purchaser from the Corporation, of the Purchased Shares referred to below, in a limited offering eligible for exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”) (the “Offering”). The Corporation wishes to sell to Purchaser, who wishes to purchase, the Purchased Shares defined below.

C. Contemporaneously with the execution and delivery of this Agreement, in consideration of Purchaser’s agreements in this Agreement, the Corporation is entering into a Registration Rights Agreement for the benefit of Purchaser, substantially in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Corporation agrees to provide certain registration rights with respect to the Purchased Shares under the 1933 Act and applicable state securities laws, and a Management Rights Agreement in the form attached as Exhibit B hereto (the “Management Rights Agreement”), each of which is a material inducement to Purchaser to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits of this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AUTHORIZATION; SALE AND PURCHASE OF SHARES

1.1 Authorization and Reservation of Shares. The Corporation has duly authorized the issuance and sale, and reserved for issuance to Purchaser, of not less than an aggregate of 100,000 newly issued shares of the Corporation’s Class A Voting Common Stock as designated in the Corporation’s Articles of Incorporation, as amended (the “Articles”), par value $0.01 per share (the “Class A Common Stock”).

1.2 Sale and Purchase of Shares. Subject to the terms and conditions herein provided, the Corporation hereby agrees to sell to the Purchaser, and the Purchaser, agrees to purchase from the Corporation 100,000 shares of Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price $1,000,000 (the “Purchase Price”).

2. CLOSINGS.

2.1 Time and Place of the Closing. Subject to Section 3 hereof, payment of the Purchase Price for and delivery of the Purchased Shares, which are mutually conditional (together, the “Closing”) shall be made at the offices of the Corporation, or at such other place or in such other manner as may be agreed upon by the Corporation and the Purchaser, on or before October 15, 2010, subject to (A) the satisfaction of the conditions to Closing set forth in Section 3 hereof or (B) the receipt of the last regulatory approval of any Governmental Authority (as defined below) for the Purchaser to acquire the Purchased Shares, if required, and the expiration of any related statutory waiting period, or on such date and time as the Purchaser and the Corporation shall mutually agree (each such date and time of payment and delivery being herein called the “Closing Date”).

2.2 Delivery of and Payment for the Purchased Shares. At the Closing, the Corporation shall issue in certificated form to and in the name of the Purchaser the Purchased Shares to be purchased by it, dated the Closing Date and bearing appropriate legends as hereinafter provided for, and registered on the books and records of the Corporation in the Purchaser’s name, against payment in full at the Closing of the aggregate Purchase Price therefore by wire transfer of immediately available funds for credit to such account as the Corporation shall direct.

3. CONDITIONS TO CLOSING

3.1 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser hereunder are subject to the accuracy, as of the date hereof and on the Closing Date, of the representations and warranties of the Corporation contained herein, and to the performance by the Corporation of its obligations hereunder and to each of the following additional terms and conditions (or waiver thereof by the Purchaser):

(a) The Corporation shall have furnished to the Purchaser a certificate, dated the Closing Date, executed on behalf of the Corporation by each of the Chairman and Chief Executive Officer and the Chief Financial Officer of the Corporation, stating that:

(i) The representations, warranties and agreements of the Corporation in Section 4.1 hereof are true and correct as of the Closing Date and the Corporation has complied with all its agreements contained herein and the Corporation shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder (collectively, the “Transaction Documents”) to be performed, satisfied or complied with by it at or prior to the Closing;

(ii) Such officers have examined the Financial Statements (as defined in Section 4.1(e) hereof) and, in their opinion, (except to the extent superseded by statements in later-prepared documents comprising part of the Financial Statements and delivered to Purchaser), as of the Closing Date, the Financial Statements do not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to the respective periods covered by such Financial Statements; and

(iii) From the date hereof to the Closing Date, there has not been any event or series of events, change, occurrence or development or a state of circumstances or facts (including any events, changes, occurrences, developments, state of circumstances or facts existing prior to the date hereof but which become known during such period) that, individually or in the aggregate, has had, or would reasonably be expected to have, a “Material Adverse Effect” (for purposes of this Agreement, “Material Adverse Effect means a material adverse effect on (i) the business, results of operation or financial condition of the Corporation and its Subsidiaries taken as a whole; provided, however, that Corporation Material Adverse Effect shall not be deemed to include the effects of (A) changes after the date of this Agreement (the “Signing Date”) in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Corporation and its subsidiaries operate, (B) changes or proposed changes after the Signing Date in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements, or authoritative interpretations thereof, or (C) changes or proposed changes after the Signing Date in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Authority (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Corporation and its Subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations); or (ii) the ability of the Corporation to consummate the Transactions and perform its obligations hereunder on a timely basis.

(b) The Corporation shall have delivered a certificate of the Secretary of the Corporation, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Corporation or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Purchased Shares, (ii) certifying the current version of the bylaws, as amended, of the Corporation and (iii) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Corporation.

(c) The Corporation shall have delivered (i) a certificate evidencing the good standing, and (ii) a certified copy of all charter documents of record, in both cases (i) and (ii) above for each of the Corporation, Bank and any other “Subsidiaries” (as hereinafter defined) in its respective jurisdiction of formation, and due qualification as a foreign organization authorized to do business in any other jurisdiction in which it maintains any offices, issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within five (5) business days prior to the Closing Date.

(d) The Corporation shall have caused the issuance and delivery to Purchaser of certificates from (i) the Federal Deposit Insurance Corporation (the “FDIC”) confirming that each Bank’s deposits are currently insured by the FDIC, (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), certifying that Corporation is a registered bank holding company, (iii) the Office of the Comptroller of the Currency (“OCC”) that Equity Bank is a national banking association, and (iv) the Kansas state bank regulatory agency (the “Department”) certifying that Signature Bank is duly authorized as a commercial bank under Kansas law.

(e) Any authorizations, consents, commitments, agreements, orders or approvals or confirmation of non-objection of, or declarations, notifications or filings with, or expirations of waiting periods imposed by, any federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market, including without limitation the Federal Reserve, the FDIC, the Department or any state securities regulator (any such court, agency, authority, exchange or market, a “Governmental Authority”) required to be obtained by the Corporation or the Purchaser for the consummation of the Transactions, as defined herein (the foregoing are sometimes referred to herein as a “Required Approval” and collectively as “Required Approvals”), shall have been obtained or filed or shall have occurred (as applicable) and, as to any order or orders, any such orders shall have become final, non-appealable, and neither Purchaser nor Corporation shall have received written notice from or otherwise been notified by a Governmental Authority that it will not grant a Required Approval. At Purchaser’s sole option, no Required Approval shall (i) impose any condition or requirement that would reasonably be expected to be materially burdensome to the Purchaser (including without limitation any that, in Purchaser’s reasonable judgment, could impose material constraints or restrictions on the Purchaser’s current business or investments), or (ii) impose any restraint or condition on any limited partner of the Purchaser (including a requirement to file any application or notice under the BHC Act, the Change in Bank Control Act or any other federal or state banking law) (the foregoing, if identified by Purchaser, using its reasonable good faith judgment, by written notice to Corporation as “Burdensome Conditions,” are sometimes referred to herein individually as a “Burdensome Condition and collectively as “Burdensome Conditions”). For purposes of this Agreement, the imposition of a Burdensome Condition in connection with a Required Approval shall constitute a denial of such Required Approval and the Required Approval shall be deemed not received for all purposes in this Agreement, including but not limited to Section 6.15(b). The condition set forth in this subsection is sometimes referred to in this Agreement as the “Approval Condition.”

(f) As a condition precedent to Purchaser purchasing the Purchased Shares, Purchaser shall have received, to the extent required by applicable law or regulations, written confirmation from (a) the Federal Reserve of its Non-Control Determination as to Purchaser and (b) the Department of its approval or non-objection for Purchaser to purchase the Purchased Shares; provided, however, that no such regulatory approval or non-objection or Non-Control Determination shall impose a Burdensome Condition and provided, further, that the imposition of one or more Burdensome Conditions in connection with a regulatory approval or Non-Control Determination shall constitute a denial of such regulatory approval or Non-Control Determination and such regulatory approval or Non-Control Determination shall be deemed not received for all purposes of this Agreement, including but not limited to Section 1.3 hereof.

(g) There shall be no judgment, injunction, order or decree prohibiting any of the transactions contemplated hereby, and no action, suit or proceeding shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking damages in connection with, the transactions contemplated hereby. The condition set forth in this subsection is sometimes referred to in this Agreement as the “Prohibition Condition.”

(h) Independent legal counsel to the Corporation reasonably satisfactory to Purchaser (“Corporation Counsel”) shall have furnished to the Purchaser its written opinion, addressed to the Purchaser and dated the Closing Date, in form and substance acceptable to Purchaser.

(i) The Corporation shall have delivered to the Purchaser, at least five (5) business days prior to Closing, for Purchaser’s review, an updated copy of Schedule 3.1(i) (the “Capital Schedule”) that certifies, as of the time immediately after the Closing and assuming the sale of the number of each type of Purchased Shares determined by Purchaser as contemplated by this Agreement, the number of shares, by class, series and type, of all authorized, issued and outstanding capital stock, options, warrants, subordinated debt instruments, trust preferred securities, hybrid debt or capital instruments, any debt or equity instruments convertible into shares of common stock of the Corporation, and other securities of the Corporation (in each case stating whether or not convertible into or exercisable or exchangeable for shares of capital stock of the Corporation); the Corporation shall attach to the Capital Schedule complete copies of the instruments defining all rights and all conversion features of each type of security listed on the Capital Schedule other than (i) Class A Common Stock, (ii) Class B Common Stock and (iii) the preferred stock issued to the United States Treasury in January 2009.

(j) Except as set forth on Schedule 3.1(i), the Corporation shall not, at any time at or before the Closing or as part of the Offering, enter into any agreements with any investor or group of affiliated investors owning and/or committing to purchase any securities of the Corporation (“Other Significant Investor(s)”) containing, rights, obligations and provisions more favorable to the Other Significant Investor(s) than the rights, obligations and provisions set forth herein. The provisions of this Section 3.1(j) are a covenant as well as a condition and shall survive the Closing.

(k) The Corporation shall complete closing on and shall have received the proceeds in collected funds for, the issuance and sale of not less than an aggregate of $20,000,000 (2,000,000 shares) of Class A Common Stock in the Offering, including for this purpose the shares of the Corporation’s Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Common Stock”) being purchased by other investors in the Offering.

3.2 Conditions to the Corporation’s Obligations. The obligations of the Corporation hereunder are subject to the accuracy, as of the date hereof and as of the Closing Date, of the representations and warranties of the Purchaser contained herein and to the performance by the Purchaser of its obligations hereunder and the conditions (or waiver thereof by the Corporation) set forth in Section 3.1(e) and, to the extent applicable, 3.1(f).

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations, Warranties and Agreements of the Corporation. Except as otherwise set forth on the Corporation Disclosure Schedule attached hereto, the Corporation represents and warrants to, and agrees with the Purchaser that as of the date hereof and immediately prior to the Closing:

(a) The authorized capital stock of the Corporation consists of:

(i)	45,000,000 shares of Class A Common Stock, par value $0.01 per share, ·of which 2,493,014 shares are outstanding as of the date of this Agreement; and

(ii)	5,000,000 shares of Class B Common Stock, of which no shares are outstanding as of the date of this Agreement; and

(iii)	10,000,000 shares of preferred stock, of which 8,750 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 438 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are outstanding as of the date of this Agreement.

(b) The Corporation does not have any “Subsidiaries” (as defined below) other than the Banks, SA Holdings, Inc. and Country Park II Residences, L.C. which are wholly owned direct or indirect Subsidiaries of Equity Bank (collectively, the “Bank Subsidiaries”). Within the preceding twenty-four (24) months, the Corporation and each Subsidiary have filed all notices, forms, reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the Department and any other applicable federal or state securities or banking authorities, except where the failure to file any such report, registration or statement would not reasonably be expected to have a Material Adverse Effect. All such reports and statements filed within the preceding twenty-four (24) months, with any such regulatory body or authority are collectively referred to herein as the “Corporation Reports.” As of their respective dates, the Corporation Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the Department and any other applicable foreign or state securities or banking authorities, as the case may be. For the purposes of this Agreement, the term “Subsidiary” shall mean any: (a) firm, corporation, partnership, limited liability company, trust or other entity of which the Corporation directly, or indirectly through any Subsidiary, owns (i) at least 10% of the outstanding voting capital stock (or other outstanding voting shares of beneficial interest), or (ii) at least a majority of the partnership, membership, joint venture or similar interests; (b) partnership in which the Corporation or any Subsidiary of the Corporation is a general partner; or (c) limited liability company in which the Corporation or any Subsidiary of the Corporation is the manager or the managing member or owns a majority interest. The Corporation owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(c) Since December 31, 2009 (the “Financial Statement Date”), no change has occurred and no circumstances exist (including any changes, occurrences, circumstances or facts existing prior to the Financial Statement Date, but which became known on or after the Financial Statement Date) that is not reflected in the Financial Statements (as defined below) which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.1(c), there are no transactions, arrangements, or other relationships between the Corporation or any Subsidiary and an unconsolidated or other off balance sheet entity. Neither the Corporation nor any of its Subsidiaries is a party to any material transaction or material contract or arrangement with any stockholder of the Corporation holding at least 5% of the outstanding shares of Class A Common Stock (determined on a fully diluted basis), director, officer or employee of the Corporation or any of its Subsidiaries (collectively, “Related Parties”) or any of the respective immediate family members or affiliates of Related Parties other than in the ordinary course of business.

(d) The Corporation, Bank and each of their respective Subsidiaries (i) have all corporate power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are currently engaged and have conducted their business in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules and regulations, including all laws and regulations restricting activities of bank holding companies and banking organizations; and (ii) have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any governmental entities that are required in order to carry on their business as presently conducted and that are material to the business of the Corporation or such Subsidiary, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, .. certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Corporation, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. The Corporation is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any material permits.

(e) The Corporation has furnished to the Purchaser or otherwise made available to the Purchaser a copy of the audited consolidated financial statements of the Corporation for its fiscal years ended December 31, 2009, 2008 and 2007 and the unaudited consolidated financial statements of the Corporation for each interim period subsequent to the end of its most recent fiscal year through June 30, 2010 (collectively, the “Financial Statements”). The Financial Statements do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Based in part upon the representations and warranties of the Purchaser contained herein, (i) the Corporation is not required by applicable law or regulation in connection with the offer, sale and delivery of the Purchased Shares to the Purchaser in the manner contemplated by this Agreement to register the Purchased Shares under the 1933 Act, or any state securities laws and (ii) none of the Corporation, its Subsidiaries nor, to the Corporation’s knowledge, any of its affiliates or any person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Corporation security or solicited any offers to buy any security under circumstances that would (A) eliminate the availability of the exemption from registration under Rule 506 of Regulation D under the 1933 Act in connection with the offer and sale by the Corporation of the Purchased Shares as contemplated hereby or (B) cause the offering of the Purchased Shares pursuant to this Agreement to be integrated with prior offerings by the Corporation for purposes of any applicable law, regulation or stockholder approval provisions. Neither the Corporation nor any person acting on behalf of the Corporation has offered or sold any of the Purchased Shares by any form of general solicitation or general advertising.

(g) The Corporation and its Subsidiaries (i) have been duly incorporated or organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation or organization, (ii) are duly qualified to do business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Neither the Corporation nor any subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

(h) The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants, subordinated debt instruments, trust preferred securities, hybrid debt or capital instruments, any debt or equity instruments convertible into shares of common stock of the Corporation, and other securities of the Corporation (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Corporation) as of the date hereof has been set forth on a copy of Schedule 3.1(i) dated the date of this Agreement. All of the outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws. None of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Corporation, and no person has any preemptive or similar right to purchase any shares of capital stock of the Corporation. Except as set forth on Schedule 3.1(i), (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Corporation, or contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to issue additional shares of capital stock of the Corporation or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Corporation, (ii) there are no outstanding securities or instruments of the Corporation which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to redeem a security of the Corporation; (iii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares; (iv) the

Corporation does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (v) neither the Corporation nor either of the Banks has exercised any right to defer payments of interest on any subordinated debt or trust preferred securities.

(i) The Purchased Shares have been duly authorized and, when issued and delivered by the Corporation against payment therefor in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable, and free and clear of all liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. The Purchased Shares will be issued in compliance with all applicable federal and state securities laws. Neither the Corporation nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Corporation of the Transaction Documents (including, without limitation, the issuance of the Purchased Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the S C under Regulation D of the 1933 Act, and (iii) those that have been made or obtained prior to the date of this Agreement.

(j) The Corporation has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Purchased Shares in accordance with the terms hereof. Each of the Transaction Documents has been duly authorized by all corporate action, executed and delivered by the Corporation and constitutes a valid and legally binding agreement of the Corporation enforceable against the Corporation in accordance with its terms and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Purchased Shares in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Except as disclosed on Schedule 4.1(j), there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Corporation’s capital stock to which the Corporation is a party or between or among any of the Corporation’s stockholders, and Corporation understands and agrees that Purchasers will not be executing nor shall be bound by any such agreements.

(k) The execution, delivery and performance by the Corporation of the Transaction Documents, the issuance and sale of the Purchased Shares in the manner contemplated hereby, and the consummation of the transactions contemplated herein (collectively, the “Transactions”), will not (i) conflict with or constitute a violation of, or default (with the passage of time or the delivery of notice) under, (A) any bond, debenture, note or other evidence of indebtedness, or any agreement, lease, franchise, license, permit, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or their property is bound, where such conflict, violation or default would reasonably be expected to have a Material Adverse Effect, or (B) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any lien upon any of the properties or assets of the Corporation or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material contractor or (C) any law, administrative regulation, ordinance or judgment, order or decree of any court or governmental agency, arbitration panel or authority binding upon the Corporation or any of its Subsidiaries or any of their property, or (ii) violate any of the provisions of the Articles, or Bylaws, as amended, of the Corporation or its Subsidiaries; and no consent, approval, authorization or order of, or filing or registration with any such person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by the Corporation, except such as may be required under Regulation D under the 1933 Act or for a Rule 506 “federal covered security” under state securities laws.

(l) The Financial Statements (including the related notes) comply in all material respects with applicable accounting requirements and present fairly, in all material respects, the balance sheet of the Corporation and its consolidated subsidiaries taken as a whole at the dates and for the periods indicated and the results of operations and cash flows of the Corporation and its subsidiaries, at the dates and for the periods indicated, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Since the Financial Statement Date, the Corporation has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP, nor has it been advised by its independent registered accounting firm or any Governmental Authority that any such change in method of accounting or accounting practice is appropriate. Neither the Corporation nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since June 30, 2010 in the ordinary course of business, (ii) contractual liabilities under agreements entered into in the ordinary course of business, and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(m) There is no action, suit or proceeding before or by any court or governmental agency or body or any labor dispute now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries, (i) that adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Purchased Shares or (ii) which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Corporation nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(n) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect or, to the knowledge of the Corporation, threatened.

(o) No material labor dispute exists or, is imminent with respect to any of the employees of the Corporation which would have or reasonably be expected to have a Material Adverse Effect. Neither the Corporation nor any Subsidiary has engaged in conduct that it knows to be a violation of any applicable law or contractual obligation relating to the recruitment, hiring, extension of offers of employment, retention or solicitation of any current employee of the Corporation or any Subsidiary where such violation would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Corporation, no executive officer is, or is expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the knowledge of the Corporation, the continued employment of each such executive officer does not subject the Corporation or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Corporation is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) No broker’s, finder’s, investment banker’s, financial advisory or similar fee or commission has been paid or will be payable by the Corporation with respect to, or for any services rendered to the Corporation ancillary to, the offer, issue and sale of the Purchased Shares contemplated by this Agreement. The Corporation shall indemnify, pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(q) The Corporation does not own or control, directly or indirectly, any Subsidiary other than Bank and any other companies and entities referred to in Section 4.1(b). The Corporation does not engage, directly or indirectly or through any other entity or through any partnership, joint venture or the like, in any business or activity other than investing its assets and owning or controlling Bank and any Subsidiaries. The Corporation does not own any shares of stock or any other equity or debt securities of any corporation or other entity or have any equity interest in any firm, partnership, limited liability company, joint venture, association or other entity except as set forth in the Financial Statements.

(r) Except for such agreements that have expired or terminated in accordance with their terms prior to the date hereof, each material agreement to which the Corporation and its Subsidiaries is a party, is in full force and effect and is binding on the Corporation and or its Subsidiaries, as applicable, and, to the knowledge of the Corporation, is binding upon such other parties, in each case in accordance with its terms, and neither the Corporation, any of its Subsidiaries nor, to the knowledge of the Corporation, any other party thereto, is in breach of or default under any such agreement, which breach or default would reasonably be expected to have a Material Adverse Effect. Neither the Corporation, nor any of its Subsidiaries, has received any written notice regarding the termination of any such agreements. The Corporation has made available to Purchaser true, correct and complete copies of all such agreements to which the Corporation or any of its Subsidiaries is a party or subject.

(s) Each of the Corporation and its Subsidiaries has (i) filed on a timely basis all federal, state, local and foreign income and franchise tax returns required to be filed by it through the date hereof or had properly requested extension thereof, except where such failure to timely file would not reasonably be expected to have a Material Adverse Effect and (ii) paid all taxes, assessments, fines, interest or penalties that have become due and payable except as any are being contested in good faith and for which a reserve in accordance with GAAP have been recorded. Each of the Corporation and its Subsidiaries has made reasonable charges, accruals and reserves in the applicable Financial Statements in respect of all federal, state, local and foreign income and franchise taxes for all periods as to which the tax liability of the Corporation and its Subsidiaries has not been finally determined. No tax deficiency has been asserted against the Corporation or any of its Subsidiaries and to the knowledge of the Corporation, there is no tax deficiency which might be asserted or threatened against it or any of its Subsidiaries. There are no tax liens on any assets of the Corporation or its Subsidiaries. All withholding taxes have been paid and properly remitted by the Corporation and its Subsidiaries. The Corporation and its Subsidiaries have not engaged or participated in. any reportable transactions. The Corporation has been a C corporation for U.S. federal income tax purposes since its formation. The net operating losses (if any) of the Company or any of its Subsidiaries are not currently subject to a IRC 382 limitation and will not be subject to a IRC 382 limitation after the Transaction.

(t) The Corporation and its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments applicable to it, including, without limitation, all applicable local, state and federal environmental laws and the applicable federal and state banking laws, rules and regulations except where such non-compliance would not be reasonably expected to have a Material Adverse Effect (the” Applicable Laws”). Neither the Corporation nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Corporation or any of its Subsidiaries under), nor has the Corporation or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any material contract (whether or not such default or violation has been waived) or (ii) is in violation of any order of which the Corporation has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Corporation or its properties or assets. Neither the Corporation nor any of its Subsidiaries is in violation of or has received any notice of purported or actual non-compliance with Applicable Laws (except to the extent it would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect). Neither the Corporation nor any of its Subsidiaries has received any communication from any Governmental Authority (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(u) The operations of the Corporation and its Subsidiaries are and have been conducted, in all material respects, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

(v) Neither the Corporation nor any of its Subsidiaries nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Department of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not knowingly directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(w) Except as disclosed in the Financial Statements, each of the Corporation and its Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

(x) Each of the Corporation and its Subsidiaries maintains insurance (issued by insurers of recognized financial responsibility) of the types, against such losses and in the amounts, with such insurers and subject to deductibles and exclusions as the Corporation reasonably believes are customary in the Corporation’s and its Subsidiaries’ industry and otherwise prudent, including, without limitation, insurance covering all real and personal property owned or leased by the Corporation and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. Neither the Corporation nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(y) The Corporation is not and, after giving effect to the offering and sale of the Purchased Shares as contemplated in this Agreement will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(z) The Corporation is duly registered as a bank holding company under the BHC Act, as amended. Each Bank is a commercial bank duly organized, validly existing and in good standing with the Department. Each Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act. Each Bank is a member in good standing of the Federal Home Loan Bank of Kansas City. The deposit accounts of each of the Banks are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due. As of the date of this Agreement, each Bank meets or exceeds the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(aa) Except as set forth on Schedule 4.1(aa):

(1) Neither the Corporation nor any Subsidiary is subject to any cease-and-desist, memorandum of understanding or other similar order or enforcement action (including any order to pay civil money penalties) issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any governmental entity that currently restricts in any material respect the conduct of its operations or business or that in any material manner relates to its capital adequacy, maintenance of specific capital levels, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Corporation or any Subsidiary been advised by any governmental entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(2) The Corporation has no knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause any of its Subsidiary banking institutions: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by the Subsidiaries.

(3) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Corporation and each Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or’ investment advisor, in accordance with the terms of the governing documents, applicable federal and state law and regulation and common law. None of the Corporation, any Subsidiary or any director, officer or employee of the Corporation or any Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(bb) The Corporation is not, and has never been, an issuer identified in Rule 144(i)(1) under the 1933 Act.

(cc) Except for normal periodic examinations conducted since December 31, 2006 by a federal or state bank regulatory authority having jurisdiction over the Corporation or any of its Subsidiaries (a “Bank Regulator”), no Bank Regulator has initiated any proceeding or, to the knowledge of the Corporation, investigation into the business or operations of the Corporation or any of its Subsidiaries. The Corporation and its Subsidiaries have addressed in all material respects any matters requiring Board attention set forth in writing by any Bank Regulator with respect to any such normal periodic examination and addressing such matters has not and is reasonably expected to not result in a Material Adverse Effect

(dd) As of the Closing Date, taking into account the net proceeds of the capital raise contemplated as part of this Transaction, the Corporation and Bank each will have leverage, Tier 1 risk-based and total risk-based capital ratios that are at least 100 basis points in excess of the minimum regulatory requirements, in the case of the Corporation, and for “well-capitalized” status under Federal prompt corrective action regulations, in the case of the Banks.

(ee) As of the date hereof and as of Closing Date, the Corporation’s management has concluded that the loan loss reserves of Bank are adequate and has not been advised by the Corporation’s independent or internal auditors of any preliminary or final disagreement with management’s conclusions.

(ff) The issuance of the Purchased Shares to the Purchaser as contemplated by this Agreement together with the consummation of the remainder of the Offering will not trigger any rights under any “change of control” provision in any of the employee benefit plans, retirement plans or other agreements to which the Corporation or any of its Subsidiaries is a party, including without limitation any employment, “change in control,” severance or other compensatory agreements or arrangements (all of the foregoing are referred to as “Employee Arrangements”), which results in payments to the counterparty or the acceleration of vesting of benefits. In the event that the issuance of the Purchased Shares to the Purchaser as contemplated by this Agreement would otherwise trigger any such rights, the Corporation will obtain waivers from the parties to the Employee Arrangements waiving, as applicable, (i) the right to receive any such payments resulting from the occurrence of such triggering event or (ii) the acceleration of vesting of such benefits.

(gg) The Corporation maintains internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Corporation, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on its financial statements. The Corporation has disclosed, based on its most recent evaluation prior to the date hereof, to the Corporation’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably expected to adversely affect the Corporation’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls over financial reporting.

(hh) Except as expressly set forth or reflected in the Financial Statements, since the Financial Statement Date, (A) neither the Corporation nor any Subsidiary nor, to the knowledge of the Corporation, any director or officer of the Corporation or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Corporation or a subsidiary of the Corporation or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Corporation or any Subsidiary has engaged in questionable accounting or auditing practices The records, systems, controls, data and information of the Corporation and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Corporation or the Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the system of internal accounting controls described above in this subsection.

(ii) Except as expressly set forth or reflected in the Financial Statements, since the Financial Statement Date, the Corporation and each of the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice.

(jj) The Board of Directors has taken all other necessary action to ensure that any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to this Agreement or to any of the Transactions contemplated hereby.

(kk) The Corporation has not, and to the Corporation’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Corporation or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Corporation.

(ll) The Corporation is not registered pursuant to the Securities and Exchange Act of 1934 (the “1934 Act”) and the offering and sale of the Class A Common Stock and Class B Common Stock in the Offering and pursuant to this Agreement has not been registered pursuant to the 1933 Act.

(mm) Neither the Class A Common Stock nor the Class B Common Stock is listed or quoted on any trading market.

(nn) The Corporation and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Corporation and its Subsidiaries, taken as a whole, in each case free and clear of all liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Corporation and any of its Subsidiaries. Any real property and facilities held under lease by the Corporation and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Corporation and its Subsidiaries.

(oo) [Intentionally omitted.]

(pp) Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(1) The Corporation and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Corporation or any of its Subsidiaries satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Corporation or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(2) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Corporation or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Corporation or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Corporation or any of its Subsidiaries or (C) indicated in writing to the Corporation or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Corporation or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Corporation’s or any of its Subsidiaries’ compliance with laws,

For purposes of this subsection: (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the

Corporation or any of its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Corporation or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Corporation or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(qq) Since the date of the Financial Statements, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Corporation has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Corporation’s financial statements pursuant to GAAP, (iii) the Corporation has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Corporation has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Corporation), (v) the Corporation has not issued any equity securities to any officer, director or affiliate, except Class A Common Stock issued pursuant to existing Corporation stock option or stock purchase plans or executive and director arrangements and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Corporation under, any material contract under which the Corporation or any of its Subsidiaries is bound or subject. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Corporation or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by the Corporation under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made.

(rr) The Corporation and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect. Except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the Corporation’s and its Subsidiaries’ rights in or to any such Intellectual Property;

(d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or threatened action, suit, proceeding or claim by others that the Corporation and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

(ss) Other than the Purchaser or any other investors in the Offering, no person has any right to cause the Corporation to effect the registration under the 1933 Act of any securities of the Corporation with the SEC.

(tt) [Intentionally omitted.]

(uu) Neither the Corporation nor any of its Subsidiaries, nor any directors, officers, nor to the Corporation’s knowledge, employees, agents or other persons acting at the direction of or on behalf of the Corporation or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Corporation: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(vv) The Corporation has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Class A Common Stock or Class B Common Stock or a change in control of the Corporation. The Corporation and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Corporation’s articles of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Corporation’s issuance of the Purchased Shares and any Purchaser’s ownership of the Purchased Shares.

(ww) The Corporation acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Corporation further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Corporation (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Purchased Shares.

(xx) Since December 31, 2009, the Corporation and each Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto,

that it was required to file with the Federal Reserve, the OCC, and any other applicable federal or state securities or banking authorities, except where the failure to file any such report, registration or statement would not have or reasonably be expected to have a Material Adverse Effect. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Corporation Reports.” As of their respective dates, the Corporation Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the OCC and any other applicable foreign, federal or state securities or banking authorities, as the case may be.

4.2 Representations and Warranties and Agreements of the Purchaser. Each Purchaser, severally and not jointly with any other Purchaser, represents and warrants to, and agrees with, the Corporation that, as of the date hereof and immediately prior to the Closing:

(a) The Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Purchaser represents that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all the requisite power and authority to purchase the Purchased Shares, as provided herein, and (ii) its purchase of the Purchased Shares has been duly authorized by all necessary action on behalf of the Purchaser.

(c) The Purchaser is purchasing the Purchased Shares for Purchaser’s own account and not with a view to or for sale in connection with any distribution thereof in a transaction that would violate or cause a violation of the 1933 Act or the securities laws of any state or any other applicable jurisdiction.

(d) The Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the 1933 Act and understands and acknowledges that the offer and sale of the Purchased Shares to the Purchaser hereunder have not been registered under the 1933 Act or any state securities law in reliance on the availability of an exemption from such registration requirements of the 1933 Act based in part on the accuracy of the Purchaser’s representations in this Section.

(e) In the normal course of the Purchaser’s business or affairs, Purchaser invests in or purchases securities similar to the Purchased Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Purchased Shares. Purchaser has received and has carefully reviewed the Financial Statements. Purchaser has had access to such financial and other information concerning the Corporation and its Subsidiaries as Purchaser deemed necessary or desirable in making a decision to purchase the Purchased Shares, and an opportunity to ask questions and receive answers from officers of the Corporation and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Purchaser or to which Purchaser had access. Purchaser acknowledges that the Corporation is a bank holding company and that the Corporation and Equity Bank intend to use the proceeds from the Offering to acquire a bank. Purchaser is familiar with the laws and regulations affecting bank holding companies and investors of bank holding companies, such as the Purchaser.

(f) The Purchaser is not relying on the Corporation or any of its affiliates with respect to an analysis or consideration of the terms of or economic considerations relating to an investment in the Purchased Shares. In regard to such considerations and analysis, the Purchaser has relied on the advice of, or has consulted with, its own advisors.

(g) The Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the Purchased Shares. Purchaser understands that the Purchased Shares have not been registered under the 1933 Act and are “restricted securities” within the meaning of Rule 144 of the 1933 Act, and may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom. Furthermore, Purchaser acknowledges that the Purchased Shares purchased hereunder will bear a legend to the effect set forth below, and the Purchaser covenants that, except to the extent such restrictions are waived by the Corporation, the Purchaser shall not transfer the Purchased Shares without complying with the restrictions on transfer described in the legend endorsed on such certificate:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(h) The execution, delivery and performance by the Purchaser of this Agreement, purchase of the Purchased Shares in the manner contemplated hereby, and the consummation of the transactions contemplated herein (collectively, the “Transactions”), will not (i) conflict with or constitute a material violation of, or material default (with the passage of time or the delivery of notice) under any law, administrative regulation, ordinance or judgment, order or decree of any court or governmental agency, arbitration panel or authority binding upon the Purchaser or any of their property, or (ii) violate any of the provisions of the charter documents of the Purchaser; and no material consent, approval, authorization or order of, or filing or registration with any such person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by the Purchaser, except such as may be required under Regulation D under the 1933 Act or for a Rule 506 “federal covered security” under state securities laws.

(i) The Purchaser represents and warrants that it is not required to obtain, prepare or file any authorization, approval, consent, filing or registration with any Governmental

Authority in order to consummate the Transactions at the Closing Date except that in the event that the Purchaser determines, in its sole discretion, to purchase shares equal to or in excess of 10% of the outstanding voting Class A Common Stock following consummation of the Transactions, the Purchaser will require the approval or the non-objection of the Federal Reserve and the Department to acquire the shares. Except as expressly set forth in this Agreement, the Purchaser is not “acting in concert” (as that term is defined in 12 C.P.R. § 225.41) with any other persons to acquire any of the Corporation’s capital stock.

(j) Other than the Transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Purchaser, executed any disposition, including short sales, in the securities of the Corporation during the period commencing from the time that the Purchaser first entered into a term sheet with the Corporation until the date that the Transactions are first publicly announced.

(k) The offer to purchase the Purchased Shares was directly communicated to the Purchaser by the Corporation. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio, television, internet or email advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(l) The Purchaser neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with Transactions.

(m) The Purchaser has valid commitments and arrangements so that by Closing it will have sufficient funds to enable the Purchaser to pay the sums required to be paid by it to the Corporation pursuant to this Agreement, and otherwise to perform its obligations under this Agreement.

(n) The Purchaser is organized, formed, or incorporated under (i) the laws of one of the states or territories of the United States of America or the District of Columbia or (ii) the federal laws of the United States of America; and the Purchaser is domiciled in one of the states or territories of the United States of America or the District of Columbia.

5. ADDITIONAL AGREEMENTS

5.1 Form D, Blue Sky and Certificates.

(a) The Corporation agrees to timely file a Form D with respect to the Purchased Shares as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Corporation, on or before the Closing Date, shall take such action as is necessary in order to obtain and maintain an exemption for or to qualify the Purchased Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date. The Corporation shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(b) The restrictive legend set forth in Section 4.2(g) shall be removed and the Corporation shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Purchased Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Purchased Shares are registered for resale under the 1933 Act, or (ii) such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the first Registration Statement covering the resale of some or all of the Purchased Shares (the “Effective Date”) or (ii) Rule 144 becoming available for the resale of Purchased Shares, without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 as to the Purchased Shares and without volume or manner-of-sale restrictions, the Corporation shall cause counsel to the Corporation to issue to the Corporation’s transfer agent a legal opinion to the effect that no subsequent transfer of such Shares shall require registration under the 1933 Act. Any fees (with respect to said transfer agent, counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Corporation. Following such time as a restrictive legend is no longer required for any Shares, no later than three trading days following the delivery by the Purchaser to the Corporation or said transfer agent (with notice to the Corporation) of a legended certificate representing such Shares and an opinion of counsel to the extent required by this Section, the Corporation will and will cause the transfer agent to, deliver or cause to be delivered to the Purchaser a certificate or confirmation representing such Shares that is free from all restrictive legends. Unless otherwise required by applicable law, the Corporation may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section. Certificates for Shares free from all restrictive legends may be transmitted by the said transfer agent to a Purchaser by crediting the account of the Purchaser’s custodian or prime broker with DTC as directed by the Purchaser.

5.2 Regulatory Matters.

(a) Each of the Corporation and the Purchaser agrees to use (and Corporation agrees to cause each of the Banks to use) diligent efforts in good faith, at its own expense, to obtain any Required Approvals necessary for the Closing, prior to the final date required under this Agreement for such Closing, on terms consistent with the terms set forth in this Agreement. Without limiting the foregoing, each party will (and Corporation will cause each of the Banks to) (i) promptly submit, to each applicable Governmental Authority, completed notices, requests and applications required from such party, as applicable, for each Required Approval, and (ii) promptly provide to the other party copies of the public portions of all such notices, requests and applications as they are filed with each Governmental Authority. Each party agrees to use (and Corporation agrees to cause each of the Banks to use) diligent efforts in good faith, at its own expense, to assist and support the other party’s efforts to obtain each Required Approval.

(b) In the event that the Purchaser in its sole discretion determines after Closing to acquire or to establish its authority to acquire, additional shares of any class of securities whose acquisition is or may be subject to one or more regulatory approvals (including without limitation non-objections), Purchaser may, but is not obligated, to seek any such approvals, in which event Corporation agrees that it will (and will cause Bank to) use diligent efforts in good faith, at its own expense, to assist and support Purchaser’s efforts to obtain, and neither Corporation nor Bank shall oppose, any such approvals.

5.3 Confidentiality.

(a) For so long as the Purchaser owns any Shares the Purchaser agrees and agrees to cause its Representatives (as defined in subsection (c) below) (to the extent such Representatives are provided any such Confidential Information (as defined in subsection (b) below) by the Corporation or Purchaser), to keep confidential any Confidential Information. In the event the Purchaser pursuant to this Agreement or anyone to whom any of them transmit Confidential Information is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such information, the Purchaser shall (i) provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive the Purchaser’s compliance with the provisions of this Section, (ii) furnish only that portion of such information that the Purchaser is advised by its counsel is legally required and (iii) at the Corporation’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Purchaser may disclose any such information if required by judicial or administrative process or by other requirements of law, national stock exchange or self-regulatory organization.

(b) For the purpose of this Agreement, “Confidential Information” means information obtained from the Corporation, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Purchaser or its Representatives, (ii) in the public domain other than by breach of this Agreement by the Purchaser or its Representatives, (iii) later acquired by such Purchaser from sources other than the Corporation or its Subsidiaries not bound by any confidentiality obligation to the Corporation or its Subsidiaries with respect to such information, or (iv) is independently discovered, developed by or arrived at by the Purchaser without reference to the originating party’s Confidential Information by the Purchaser or its Representatives who had no access to the Confidential Information.

(c) For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners, general partners, managers, investment managers, or financial advisors or other person associated with, or acting for or on behalf of, such person.

5.4 Use of Proceeds. The Corporation will not intentionally directly or indirectly use the proceeds of the Transactions, and will not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5.5 No Change of Control. The Corporation shall use diligent efforts in good faith to obtain all necessary irrevocable waivers and make all appropriate determinations so that the issuance of the Purchased Shares to the Purchaser together with the consummation of the remainder of the Offering, will not trigger a “change of control” or other similar provision in any of the agreements to which the Corporation or any of its Subsidiaries is a party, including without limitation any employment, “change in control,” severance or other agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

5.6 Registration Rights. On the date of this Agreement, the Corporation and Purchaser are entering into the Registration Rights Agreement. Purchaser agrees to comply with all of its obligations under the Registration Rights Agreement before and after the Closing.

5.7 Management Rights. On the date of this Agreement, the Corporation and Purchaser are entering into the Management Rights Agreement. Purchaser agrees to comply with all of its obligations under the Management Rights Agreement before and after the Closing.

5.8 Other Issuances Prior to Closing. Until the earlier to occur of the completion of Closing, or the termination of this Agreement, the Corporation shall not issue any additional shares of Class A Common Stock or other securities which provide the holder thereof the right to convert such securities into shares of Class A Common Stock, other than (i) such issuances, if any, as are expressly disclosed to and consented to by Purchaser in this Agreement or a Schedule hereto, or (ii) “Plan Issuances” which shall mean issuances of such securities to employees, officers, director, and consultants of the Corporation, pursuant to Corporation’s currently existing warrant, stock option, stock appreciation rights and restricted stock plans, if any (“Incentive Plans”).

5.9 Publicity. Without the prior consent of the Purchaser, the Corporation shall not issue any press release or make any other public announcement (including on its web site) that names the Purchaser or its investment advisor, or issue any press release or public announcement about the completion of the Offering without identifying the Purchaser or the amount or terms of its purchase. Purchaser shall be entitled to issue a press release or other public announcement regarding this Transaction. In the event either party proposes to issue a press release or other public statement regarding this Transaction, each party agrees that, prior to doing so, it shall consult with the other party and the content of any press release or public statement shall be subject to the reasonable approval of the other party, which shall not be unreasonably withheld, conditioned or delayed.

5.10 [Intentionally omitted]

5.11 New Management Equity Incentive Plan. It is anticipated that the Corporation will adopt one or more new management equity incentive plans (the “Anticipated Equity Incentive Plans”). Corporation agrees that the Anticipated Equity Incentive Plans shall reflect the pricing of the Corporation’s Class A Common Stock in the Offering and under this Agreement, and that all equity compensation plans of the Corporation, including any Anticipated Equity Incentive Plans, shall authorize and reserve for issuance a maximum number of shares of the Corporation’s Common Stock that shall be equal to not more than 10% of the aggregate of the Corporation’s issued and outstanding shares of Class A Common Stock and Class B Common Stock immediately after completion of the Offering.

5.12 Holding Period. Purchaser agrees to hold and maintain ownership of the Purchased Shares for at least three years beginning on the Closing Date, provided however, Purchaser may transfer the Purchased Shares to any affiliate of Purchaser at any time after the Closing Date. Purchaser acknowledges that its agreement to hold the Purchased Shares pursuant to this Section 5.13 is a condition precedent to the FDIC’s acceptance of Equity Bank’s bid in a FDIC sale of banking assets .

6. MISCELLANEOUS

6.1 Survival of Provisions.

(a) All statements contained in any officers’ certificates delivered by or on behalf of the Corporation or its subsidiaries pursuant to this Agreement or in connection with the Transactions will be deemed representations or warranties of the Corporation under this Agreement. All representations and warranties contained in this Agreement made by or on behalf of the Corporation or the Purchaser will survive the execution and delivery of this Agreement, and the sale and purchase of the Purchased Shares under this Agreement, and shall expire eighteen (18) months following the Closing Date (the “Survival Period”).

(b) The other provisions of this Agreement are intended to survive closing indefinitely for such respective periods of time (if any) as are consistent with the intent of each provision.

6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by or against the respective successors and assigns of the parties hereto.

6.3 Notices. Written notices under this Agreement shall be valid if sent by U.S. Certified Mail (Return Receipt Requested) or recognized overnight delivery service (with charges prepaid), or by telecopier facsimile with evidence of successful transmission to the following respective addresses:

if to a Purchaser:	Wolverine Trading Fund A, LLC 175 W. Jackson Blvd. Suite 200
Chicago, Illinois 60604 Attn: Eric J. Henschel, Managing Member Attn: Judy Kula, CFO

with a copy to:	Westchester Wealth Management Group Wells Fargo Advisors 2500 Westchester Avenue
Suite 202 Purchase, New York 10577 Attn: Joel Talish

or at such other address as such Purchaser or its legal counsel may have specified to the Corporation in writing,

and if to the Corporation:	Equity Bancshares, Inc. Suite 200, 7701 Kellogg Drive Wichita, KS 67207
Attention: Brad S. Elliott Chairman and Chief Executive Officer Facsimile No. (316) 264-2905
with a copy to:	Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900 Kansas City, Missouri 64106
Attention: C. Robert Monroe Telephone: (816) 842-8600 Facsimile No. (816) 691-3495

or at such other address as the Corporation or its legal counsel may have specified to the Purchaser in writing. Notices under this Section shall be deemed given only when actually received.

6.4 Governing Law; Service of Process. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Kansas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Kansas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Kansas. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement, by certified or registered first class mail, postage prepaid, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.5 Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6.6 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 [Intentionally omitted]

6.9 Construction. Each agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other agreement contained herein, so that compliance with any one agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other agreement. Where any provision herein refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.10 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Corporation, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein, contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Corporation nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Corporation and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.11 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person other than Indemnities.

6.12 Indemnification.

(a) Subject to Section 6.1 and in consideration of the Purchaser’s execution and delivery of this Agreement and acquiring the Purchased Shares thereunder and in addition to all of the Corporation’s other obligations under this Agreement, the Corporation shall defend, protect, indemnify and hold harmless the Purchaser and each of their general and limited partners, members, officers, directors, and employees and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the Transactions) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee (as hereinafter defined) is a party to the action for which indemnification hereunder is sought), and including reasonable documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Corporation in this Agreement or any other certificate, instrument or document delivered pursuant hereto, (b) any breach of any covenant, agreement or obligation of the Corporation contained in this Agreement or any other certificate, instrument or document delivered pursuant hereto, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Corporation) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any other certificate, instrument or document contemplated hereby or thereby and the Transactions contemplated hereby, except to the extent that any such cause of action, suit or claim (including any administrative process by any governmental agency) is based upon actions or omissions of the Indemnitee or its agents or representatives, including without limitation, Indemnitee’s violation of any provision of the BHC Act, the Change in Bank Control Act or any other federal or state banking law. To the extent that the foregoing undertaking by the Corporation may be unenforceable for any reason, the Corporation shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) Promptly after receipt by an Indemnitee under this Section of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, only if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding; and provided, further, in no event shall the indemnifying party be liable for fees and expenses of more than one counsel separate from its own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an

Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(c) At the option of an Indemnitee, the indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

6.13 [Intentionally omitted]

6.14 Payment Set Aside. To the extent that the Corporation makes a payment or payments to the Purchaser hereunder or the Purchaser enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Corporation, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15 Termination.

This Agreement may be terminated, and the Transactions contemplated hereby abandoned, at any time prior to the Closing on the purchase and sale of Purchased Shares):

(a) by the mutual written consent of the Purchaser and the Corporation;

(b) by either the Purchaser or the Corporation if, at October 15, 2010 either (i) any Required Approval shall have been denied or not received, or (ii) any Governmental Authority shall have issued an order enjoining or otherwise prohibiting consummation of the Transactions contemplated by this Agreement that then remains in effect;

(c) by either the Purchaser or the Corporation if the other party materially breaches its obligations under this Agreement;

(d) by either the Purchaser or the Corporation if the Closing on the purchase and issuance of the Purchased Shares has not occurred on or before October 15, 2010 and the failure to close by such date is not caused or substantially contributed to by the breach, by the terminating party, of any of its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

Attest: [Corporate Seal]		EQUITY BANCSHARES, INC.

/s/ Julie Huber		/s/ Brad S. Elliott
Name:	Julie Huber	Name:	Brad S. Elliott
Title:	Secretary	Title:	Chairman and Chief Executive Officer

Wolverine Trading Fund A, LLC

		By:	/s/ Eric J. Henschel
		Name:	Eric J. Henschel
		Title:	Managing Member

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of October 12, 2010, is made among EQUITY BANCSHARES, INC., a Kansas business corporation (the “Corporation”) with its chief executive offices at Suite 200, 7701 Kellogg Drive, Wichita, KS 67207, and Wolverine Trading Fund A, LLC, with its chief executive offices at 175 W. Jackson Blvd., Suite 200, Chicago, Illinois 60604 (“Purchaser”).

Background:

A. The Corporation and Purchaser are parties to that certain Stock Purchase Agreement (the “Agreement”) dated as of September 28, 2010, relating to the proposed purchase by Purchaser and sale by Corporation of 100,000 shares of the Corporation’s Class A Common Stock (the “Purchased Shares”), in a limited offering (the “Offering”) eligible for exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”).

B. The Corporation and Purchaser desire to modify certain provisions of the Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits of this Amendment and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The provisions of this Amendment shall supersede any inconsistent provisions contained in the Agreement. All capitalized items not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

2. Section 5.12 of the Agreement is hereby modified to read in its entirety as follows:

5.12 New Management Equity Incentive Plan. It is anticipated that the Corporation will adopt one or more new management equity incentive plans (the “Anticipated Equity Incentive Plans”). Corporation agrees that the Anticipated Equity Incentive Plans shall reflect the pricing of the Corporation’s Class A Common Stock in the Offering and under this Agreement.

3. The last sentence of subsection (a) of Section 6.12 of the Agreement is hereby modified to read in its entirety as follows:

To the extent that the foregoing undertaking by the Corporation may be unenforceable for any reason, the Corporation shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, including without limitation, to the extent it may otherwise be applicable, 12 C.F.R. Part 359.

4. This Amendment shall not constitute an agreement by the Corporation or Purchaser, and shall not be binding upon the Corporation or Purchaser, nor shall it be deemed to be or evidence an offer by either party to the other, unless and until this Amendment shall be executed by both the Corporation and Purchaser and shall be delivered by each party to the other. This Amendment may be executed in two or more counterparts, all of which taken together shall constitute a single instrument.

5. This Amendment may not be changed orally, and shall be binding upon and shall inure to the benefit of the parties to it, their respective heirs, successors and, as permitted, their assigns.

6. Except as hereby modified or amended, all of the terms, covenants and conditions of the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

Attest: [Corporate Seal]		EQUITY BANCSHARES, INC.

By:	“/s/ Julie Huber”	By:	“/s/ Brad S. Elliott”
Name:	Julie Huber	Name:	Brad S. Elliott
Title:	Secretary	Title:	Chairman and Chief Executive Officer

WOLVERINE TRADING FUND A, LLC

		By:	“/s/ Eric J. Henschel”
		Name:	Eric J. Henschel
		Title:	Managing Member